UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 12, 2016

AMERICAN PUBLIC EDUCATION, INC.

(Exact Name of Registrant as Specified in its Charter)

DELAWARE	001-33810	01-0724376
(State or other jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

111 WEST CONGRESS STREET, CHARLES TOWN, WV	25414
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 304-724-3700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 18, 2016, American Public Education, Inc. (the “Company”), announced that Carol Gilbert, Executive Vice President, Programs and Marketing, will retire on or about December 16, 2016 (the “Retirement Date”).  Ms. Gilbert has agreed to remain in her role through the Retirement Date and to help the Company through this transition period.   The Company and Ms. Gilbert intend to enter into a letter agreement to formalize the terms of her departure and to provide for an arrangement pursuant to which Ms. Gilbert will consult on matters related to the marketing and enrollment management functions at APUS.

Dr. Wallace E. Boston, Chief Executive Officer of the Company, said “Carol has been a tremendous leader and an integral part of our Company’s growth and success since 2004.  I thank her for her dedication to our students, our employees and key stakeholders, and I appreciate her willingness to continue working with us for a period of time as she transitions to retirement and other pursuits.”

For purposes of her Executive Employment Agreement dated August 1, 2014 (the “Employment Agreement”), Ms. Gilbert’s retirement will be treated as a termination of employment by Ms. Gilbert for “good reason” and she will be entitled to the benefits provided for in the Employment Agreement in that circumstance.  The Employment Agreement was filed as Exhibit 10.1 to the Company’s Form 10-Q for the period ended June 30, 2014, filed on August 5, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

American Public Education, Inc.

Date: October 18, 2016	By:	/s/ Richard W. Sunderland, Jr.
Richard W. Sunderland, Jr.
Executive Vice President and Chief Financial Officer